Exhibit 99.1

FORUM PROVIDES UPDATE ON SHARE REPURCHASE PROGRAM

PALM BEACH, Fla., April 29, 2026 /PRNewswire/ -- Forum Markets, Incorporated (Nasdaq: FRMM) (“Forum” or the “Company”), a digital asset platform modernizing capital markets through the tokenization of real-world assets, today provided an update on the status of its share repurchase program, which was reinitiated effective April 15, 2026, and announced publicly on April 17, 2026.

Repurchase Activity to Date

Since the reinitiation of the program, the Company has repurchased and cancelled an aggregate of approximately 5,647,351 shares of its common stock at an average price of approximately $4.26 per share inclusive of fees, for a total aggregate cost of approximately $24,065,613 funded with existing cash on the Company’s balance sheet. All shares repurchased under the program have been retired and cancelled and are no longer outstanding. Following these repurchases, the Company has approximately 14,649,582 shares of common stock issued and outstanding as of April 28, 2026.

Ongoing repurchases may be made from time to time through open market purchases, privately negotiated transactions, or otherwise, subject to applicable law, market conditions, the Company’s financial position, and other factors the Board deems relevant.

About Forum

Forum Markets, Incorporated (Nasdaq: FRMM) is a digital asset platform modernizing capital markets through the tokenization of institutional-grade real-world assets. The company structures and brings cash-generating assets onto blockchain-based infrastructure to unlock liquidity, broaden investor access, and enable more efficient primary issuance and secondary market activity. Forum integrates traditional asset management principles with scalable digital market architecture as it builds a new framework for how alternative assets are originated, accessed, and traded. For more information, visit www.forum-markets.com.

Media and Investor Contact:

John Kristoff

SVP, Corporate Communications and IR

IR@forum-markets.com

# # #